Exhibit 99(e)(4)(d)

SCHEDULE A Dated 11-12-2007

The following is a restatement to the existing Schedule A of the Amended and Restated Distribution Agreement between the Manning & Napier Fund, Inc. and Manning & Napier Investor Services, Inc.:

Name of Series
Small Cap Series
Pro-Blend Maximum Term Series
Technology Series
Pro-Blend Conservative Term Series
High Yield Bond Series
International Series
Tax Managed Series
Life Sciences Series
Global Fixed Income Series
Pro-Blend Moderate Term Series
Pro-Blend Extended Term Series
New York Tax Exempt Series
Ohio Tax Exempt Series
Diversified Tax Exempt Series
World Opportunities Series
Equity Series
Overseas Series
Financial Services Series
Core Bond Series
Core Plus Bond Series
Target Income Series
Target 2010 Series
Target 2020 Series
Target 2030 Series
Target 2040 Series
Target 2050 Series